Exhibit 99.1

NEWS RELEASE

LINN Energy and LinnCo Complete Merger with Berry Petroleum Company

Creates One of the Largest Independent Oil and Natural Gas Companies in North America

First Ever Acquisition of a Public C-Corp by an Upstream LLC or MLP

HOUSTON and DENVER, December 16, 2013 – LINN Energy, LLC (NASDAQ: LINE) and LinnCo, LLC (NASDAQ: LNCO) announced today the successful completion of the previously announced merger between LinnCo and Berry Petroleum Company (NYSE: BRY). Under the terms of the agreement, LinnCo has acquired all of Berry’s outstanding shares. Pursuant to the terms of the contribution agreement between LINN Energy and LinnCo, LinnCo has contributed Berry to LINN Energy in exchange for the issuance of LINN Energy units. Berry will remain an indirect wholly-owned subsidiary of LINN Energy with the name Berry Petroleum Company, LLC.

“We are pleased to complete the combination of LINN Energy and Berry’s highly complementary assets to create one of the largest independent oil and natural gas companies in North America,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “This transaction positions our company for great success in the future as we continue to drive long-term value for our investors. Berry’s long life, low decline assets are a perfect fit with LINN Energy. We are excited to welcome the Berry employees to the LINN Energy team as we continue to build our leading position in the industry.”

In connection with the transaction, LinnCo has issued 1.68 common shares for each common share of Berry outstanding as of December 16, 2013, the last trading day prior to the completion of the acquisition, totaling approximately 93.6 million shares. The transaction, which is structured as a stock-for-stock merger between LinnCo and Berry is expected to be tax-free to Berry stockholders. Pro forma for the transaction, LINN Energy will have proved reserves of approximately 1.1 billion barrels of oil equivalent (54 percent liquids).

Effective as of the close of trading on December 16, 2013, Berry’s common stock will no longer trade on the NYSE.

Advisors

Citigroup Global Market Inc. acted as exclusive financial advisor to LinnCo, and provided a fairness opinion to the LinnCo board of directors; Latham & Watkins LLP acted as legal advisor to LINN Energy and LinnCo. Greenhill & Co., LLC provided a fairness opinion to the conflicts committee of the LINN Energy board of directors; Akin Gump Strauss Hauer & Feld LLP acted as legal advisor to the conflicts committee of the LINN Energy board of directors. Evercore Partners provided a fairness opinion to the conflicts committee of the LinnCo board of directors; Locke Lord LLP acted as legal advisor to the conflicts committee of the LinnCo board of directors. Credit Suisse Securities (USA) LLC acted as exclusive financial advisor to Berry and provided a fairness opinion to the Berry board of directors. Wachtell, Lipton, Rosen & Katz acted as legal advisor to Berry.

About LINN Energy

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 4.8 Tcfe of proved reserves in producing U.S. basins as of December 31, 2012. More information about LINN Energy is available at www.linnenergy.com.

About LinnCo

LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.

About Berry Petroleum Company

Berry Petroleum Company is an oil and natural gas production and exploitation company with operations in California, Texas, Utah, and Colorado.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are all statements other than statements of historical facts. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated. Important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the documents filed with the SEC by Berry, LINN Energy and LinnCo from time to time, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements including in this press release are made only as of the date hereof. None of Berry, LINN Energy nor LinnCo undertakes any obligation to update the forward-looking statements included in this press release to reflect subsequent events or circumstances.

CONTACT:	LINN Energy, LLC and LinnCo, LLC

Investors & Media:

Clay Jeansonne, Vice President, Investor and Public Relations

281-840-4193